EXHIBIT 5.1

[Letterhead of Skadden, Arps, Slate, Meagher and Flom LLP]

April 28, 2016

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

RE: Pinnacle Entertainment, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration by the Company of the offer and sale by the Company of up to $15,000,000 deferred compensation obligations (the “Deferred Compensation Obligations”) under the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Plan;

(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(c)	an executed copy of a certificate of John A. Godfrey, Executive Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)	the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of April 18, 2016, and certified pursuant to the Secretary’s Certificate;

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April 28, 2016

(e)	the Amended and Restated Bylaws of the Company, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “Bylaws”);

(f)	a copy of certain resolutions of the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and related matters, adopted on April 18, 2016 certified pursuant to the Secretary’s Certificate; and

(g)	a certificate, dated the date hereof, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and that such documents constitute the valid and binding obligations of such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of Delaware and (ii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinion stated herein. The Deferred Compensation Obligations may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Pinnacle Entertainment, Inc.

April 28, 2016

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when issued and paid for, in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Delaware.

The opinion stated herein is subject to the following qualifications:

(a)	the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Plan or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)	we do not express any opinion with respect to the enforceability of any provision contained in the Plan with respect to arbitration;

(d)	we have assumed that the choice Delaware law to govern the Plan is a valid and legal provision; and

(e)	we call to your attention that irrespective of the agreement of the parties, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes.

In addition, in rendering the foregoing opinion we have assumed that:

(a)

the issuance of the Deferred Compensation Obligations or the performance by the Company of its obligations under the Plan (i) does not constitute and will not constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) does not contravene and will not contravene any order or decree of any governmental

Pinnacle Entertainment, Inc.

April 28, 2016

authority to which the Company or its property is subject, or (iii) does not violate and will not violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law); and

(b)	the issuance of the Deferred Compensation Obligations or the performance by the Company of its obligations under the Plan, does not require and will not require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP